FOR IMMEDIATE RELEASE Media Contact: Laura Wakeley (717) 291-2616
Investor Contact: Matt Jozwiak (717) 327-2657

Fulton Financial Corporation Declares Special Cash Dividend, Extends Timeframe for Stock Repurchase Program

November 19, 2021 -- LANCASTER, PA -- Fulton Financial Corporation (“Fulton”) (Nasdaq: FULT) today announced that its Board of Directors (the “Board”) has declared a special cash dividend of eight cents per share on its common stock, payable on December 15, 2021, to shareholders of record as of December 1, 2021. Fulton declared quarterly cash dividends on its common stock of fourteen cents per share in each of the first, second and third quarters of 2021 and reported record earnings per share for both the first and third quarters of 2021. The Board is expected to consider the next quarterly cash dividend at its December 2021 meeting.

Fulton also announced that the Board has extended the timeframe for its stock repurchase program, announced in February 2021, from December 31, 2021 to March 31, 2022.

The stock repurchase program authorizes Fulton to repurchase up to an aggregate of $75 million of Fulton’s outstanding common stock. To date, approximately $29.2 million of Fulton’s common stock has been repurchased under the repurchase program, with a remaining authorization of up to $45.8 million of common stock that may be repurchased under the program through March 31, 2022.

As permitted by securities laws and other legal requirements and subject to market conditions and other factors, purchases may be made from time to time in open market or privately negotiated transactions, including without limitation, through accelerated share repurchase transactions. The repurchase program may be discontinued at any time.

Fulton Financial Corporation, a $26 billion Lancaster, Pennsylvania-based financial holding company, has approximately 3,200 employees and operates more than 200 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through Fulton Bank, N.A.

Additional information on Fulton Financial Corporation can be found at www.fult.com.